Exhibit 99.01

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Immersion Corporation Reports Second Quarter 2014 Results

Posts Record June Quarter Revenue

SAN JOSE, Calif., July 31, 2014 — Immersion Corporation (NASDAQ: IMMR), the leading developer and licensor of touch feedback technology, today reported financial results for the second quarter ended June 30, 2014.

Results for the three months ended June 30, 2014

Total revenues for the second quarter of 2014 were $11.8 million, an increase of 16% compared to $10.2 million for the second quarter of 2013. Royalty and license revenues of $11.6 million for the second quarter of 2014 were up 16% from the same period last year. Net income for the second quarter of 2014 was $169,000, or $0.01 per diluted share. This compares to net income of $466,000, or $0.02 per diluted share, for the second quarter of 2013.

Non-GAAP net income for the second quarter of 2014 was $1.5 million, or $0.05 per diluted share, compared with non-GAAP net income of $1.6 million, or $0.06 per diluted share, for the second quarter of 2013. (See attached table for a reconciliation of GAAP to non-GAAP financial measures.)

As of June 30, 2014, Immersion’s cash, cash equivalents, and short-term investments were $74.2 million, compared to $71.1 million as of December 31, 2013. During the June quarter, the Company used $109 thousand to buy back approximately 11 thousand shares of its common stock under its stock repurchase program.

Management Commentary

“We are pleased to report record June quarter revenues and our sixth consecutive quarter of profitability,” said Vic Viegas, chief executive officer of Immersion. “During the period, we continued to make great progress in executing across our key initiatives with both our OEM customers and our content business. This includes the launch of our new official business entity in Shanghai as well as our entering into a new multi-year licensing agreement with Huawei, one of the largest smartphone makers in the world.”

“We are very optimistic regarding the opportunities in front of us given the headway we have made to date and our prospects for growth in the future. However, due to the timing of new agreements and the pace of certain negotiations, including our renewal negotiations with LG Electronics, we are revising our 2014 financial outlook. We now expect revenues for 2014 to be in the range of $51 million to $56 million, an increase of between 7% and 18% over the prior year. Non-GAAP net income for 2014 is anticipated to be in the range of $6 million to $12 million,” concluded Mr. Viegas.

Business Highlights

Recent business highlights demonstrate continued progress across Immersion’s strategic initiatives, including:

•	The addition of new mobile licensee Huawei Device (Dongguan) Co., Ltd., the third largest global supplier of smartphones according to IDC. This first direct license agreement with Huawei for Immersion’s haptic software, TouchSense 3000, enables Huawei to add tactile feedback to certain Huawei branded devices to create rich, multi-dimensional user experiences.

•	The expansion of Immersion’s haptic business in China with the opening of an official business entity. Immersion (Shanghai) Science & Technology Company, Ltd., a wholly owned subsidiary in China, expands the Company’s sales and support activities as it continues to grow its customer base in China, broadens its engagement with the Chinese mobile ecosystem, and establishes a new technology center and base of operations in the region.

•	Immersion’s entry into a content and media evaluation license agreement with a second significant mobile ad network, setting the stage for additional testing and integration work as the Company moves toward commercial launches of haptically-enhanced ads as early as this calendar year.

Conference Call Information

Immersion will host a conference call with company management on Thursday, July 31, 2014 at 2:00 p.m. Pacific time (5:00 p.m. Eastern time) to discuss financial results for the second quarter ended June 30, 2014. To participate on the live call, analysts and investors should dial +1 888-455-2260 (conference ID: 2161690) at least ten minutes prior to the start of the call. A live and archived webcast of the conference call will also be available for 90 days within the investor relations section of Immersion’s corporate Web site at www.immersion.com.

About Immersion (www.immersion.com)

Founded in 1993, Immersion (NASDAQ: IMMR) is the leading innovator in haptic technology; the company’s touch feedback solutions deliver a more compelling sense of the digital world. Using Immersion’s high-fidelity haptic systems, partners can transform user experiences with unique and customizable touch feedback effects; excite the senses in games, videos and music; restore “mechanical” feel by providing intuitive and unmistakable confirmation; improve safety by overcoming distractions while driving or performing a medical procedure; and expand usability when audio and visual feedback are ineffective. Immersion’s TouchSense technology provides haptics in mobile phone, automotive, gaming, medical and consumer electronics products from world-class companies. With over 1,700 issued or pending patents in the U.S. and other countries, Immersion helps bring the digital universe to life. Hear what we have to say at blog.immersion.com.

Use of Non-GAAP Financial Measures

Immersion reports all financial information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results may be difficult to understand if limited to reviewing only GAAP financial measures. Immersion discloses this non-GAAP information, such as Non-GAAP Net Income and Non-GAAP Net Income per diluted common share, because it is useful in understanding the company’s performance as it excludes certain non-cash expenses and other special charges that many investors feel may obscure the company’s true operating performance. Likewise, management uses these non-GAAP financial measures to manage and assess the profitability of its business. Investors are encouraged to review the related GAAP financial measures.

Forward-looking Statements

This press release contains “forward-looking statements” that involve risks and uncertainties as well as assumptions that, if they never materialize or prove incorrect, could cause the results of Immersion Corporation and its consolidated subsidiaries to differ materially from those expressed or implied by such forward-looking statements.

All statements, other than the statements of historical fact, are statements that may be deemed forward-looking statements, including, but not limited to, the statement regarding positioning Immersion to capitalize on exciting market opportunities and a growing market awareness that Immersion’s touch technologies can bring richness and realism to advanced user interfaces in a wide variety of emerging industries and our expectation that revenues for 2014 will be in the range of $51 million to $56 million and non-GAAP net income for 2014 will be in the range of $6 million to $12 million.

Immersion’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Immersion’s business, which include, but are not limited to, potential and actual claims and proceedings, including litigation involving Immersion’s intellectual property; delay in or failure to achieve commercial demand for Immersion’s or its licensees’ products; a delay in or failure to achieve the acceptance of force feedback as a critical user experience; unexpected difficulties in monetizing the patent portfolio; the commercial success of applications or devices into which Immersion’s technology is licensed; potentially lengthy sales cycles and design processes; unanticipated difficulties and challenges encountered in development efforts; unexpected costs; failure to retain key personnel; competition; the inherently uncertain nature of litigation which makes future outcomes and timing difficult to predict; the impact of global economic conditions and other factors. Many of these risks and uncertainties are beyond the control of Immersion.

For a more detailed discussion of these factors, and other factors that could cause actual results to vary materially, interested parties should review the risk factors listed in Immersion’s Annual Report on Form 10-K for 2013 which is on file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release reflect Immersion’s beliefs and predictions as of the date of this release. Immersion disclaims any obligation to update these forward-looking statements as a result of financial, business, or any other developments occurring after the date of this release.

Immersion, the Immersion logo, TouchSense, HD Haptics and Reverb are trademarks of Immersion Corporation in the United States and other countries. All other trademarks are the property of their respective owners.

The use of the word “partner” or “partnership” in this press release does not mean a legal partner or legal partnership.

(IMMR – C)

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Immersion Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2014 (Unaudited)	December 31, 2013 (1)
ASSETS
Cash and cash equivalents	$17,217	$14,136
Short-term investments	56,980	56,976
Accounts and other receivables, net	1,348	598
Deferred income taxes	7,784	7,784
Prepaid expenses and other current assets	1,094	690

Total current assets	84,423	80,184
Property and equipment, net	1,364	944
Deferred income tax assets	28,031	29,066
Intangibles and other assets, net	345	381

TOTAL ASSETS	$114,163	$110,575

LIABILITIES
Accounts payable	$1,366	$682
Accrued compensation	2,060	4,680
Other current liabilities	2,119	1,653
Deferred revenue	18,020	8,920

Total current liabilities	23,565	15,935
Long-term deferred revenue	10,462	13,441
Other long-term liabilities	476	528

TOTAL LIABILITIES	34,503	29,904
STOCKHOLDERS’ EQUITY	79,660	80,671

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$114,163	$110,575

(1)	Derived from Immersion’s annual audited consolidated financial statements, as adjusted for change in accounting method.

Immersion Corporation

Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues:
Royalty and license	$11,602	$9,980	$26,759	$23,629
Product sales	0	13	0	32
Development, services, and other	229	208	508	400

Total revenues	11,831	10,201	27,267	24,061

Costs and expenses:
Cost of revenues	101	127	221	275
Sales and marketing	2,637	2,294	5,400	4,541
Research and development	3,006	2,663	6,064	5,236
General and administrative	5,950	4,649	12,471	11,827
Amortization of intangibles	20	20	40	40

Total costs and expenses	11,714	9,753	24,196	21,919

Operating Income	117	448	3,071	2,142
Interest and other income	144	28	137	38

Income before provision for income taxes	261	476	3,208	2,180
Provision for income taxes	(92)	(10)	(1,175)	(27)

Net Income	$169	$466	$2,033	$2,153

Basic net income per share	$0.01	$0.02	$0.07	$0.08

Shares used in calculating basic net income per share	28,383	28,146	28,376	27,787

Diluted net income per share	$0.01	$0.02	$0.07	$0.07

Shares used in calculating diluted net income per share	29,210	29,293	29,330	28,912

Immersion Corporation

Reconciliation of GAAP Net Income to Non-GAAP Net Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
GAAP Net Income	$169	$466	$2,033	$2,153
Stock-based compensation	1,344	1,151	2,927	2,189

Non-GAAP Net Income	$1,513	$1,617	$4,960	$4,342

Non-GAAP Earnings Per Share	$0.05	$0.06	$0.17	$0.15

Shares used in calculating Non-GAAP Earnings per Share	29,210	29,293	29,330	28,912